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                                     INERGY


                                                  For more information, contact:
                                                  Debbie Hagen at 913-652-6547
                                                  or dhagen2@swbell.net
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FOR IMMEDIATE RELEASE
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        Inergy, L.P. Reaches an Agreement to Acquire Independent Propane
                Company: Continues Execution of Growth Strategy

         Kansas City, MO (December 19, 2001) - Kansas City-based Inergy, L.P. (Nasdaq: NRGY), a national propane marketing and distribution business, announced today that it has reached an agreement to acquire Independent Propane Company (IPC) based in Irving, Texas for approximately $91.5 million. The acquisition is expected to close by the end of the week.

         This transaction is expected to be immediately accretive on a distributable cash flow per unit basis. The company believes that this acquisition will propel it from the 15th to the seventh largest retail propane marketer in the United States on a pro forma basis. The combined operations of Inergy and IPC are expected to market approximately 115 million gallons per year to nearly 200,000 customers in 14 states.

         IPC was founded in 1994 through the merger of Independent Gas Company Holdings, Inc. and Beck & Root Fuel Company, and is the 17th largest retailer and distributor of propane in the country. IPC has retail operations in Texas, Oklahoma, Arkansas, Tennessee, South Carolina, Georgia, and Florida. At present, IPC sells approximately 50 million gallons of propane annually to 116,000 customers through 44 branch and 24 satellite locations. For the year ended September 30, 2001, IPC generated EBITDA of $16.5 million.

         IPC's majority shareholder, J.P. Morgan Partners, (SBIC) LLC (formerly Chase Capital Partners), will become a major Inergy unitholder as a result of the transaction. David Scott, President and COO of IPC and Robert Galvin, Sr. Vice President and CFO of IPC are entering into employment agreements with Inergy and are making a significant investment in Inergy units. Mr. Scott and Mr. Galvin will oversee the day-to-day operations of IPC. IPC's 376 employees will also remain with the company.

         Consideration for the purchase of IPC by Inergy includes $17.4 million in cash, the issuance of 759,696 common units in Inergy, L.P. and the assumption of approximately $55 million in debt. The total purchase price of approximately $91.5 million includes working capital of approximately $4.5 million.

         "This highly accretive acquisition is right in line with our plans for growth," said John Sherman, President and CEO of Inergy. "We are executing on the strategy that we have communicated to our unitholders and the financial markets - to expand in above average population growth areas, diversify our seasonality and sensitivity to weather and make accretive acquisitions of quality propane companies. The addition of David Scott and Bob Galvin to our senior management team further strengthens the company," added Sherman. "We are very pleased to have all the talented employees of Independent Propane join our organization."

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Inergy, L.P.


         This will be Inergy's 13th acquisition since its founding in 1996 and the company's second since it began public trading in July.

         Inergy - headquartered in Kansas City, Missouri - is quickly emerging as one of the fastest growing propane gas marketing and distribution businesses in the country. The company's operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers and the wholesale marketing of propane to independent dealers and multi-state marketers. Inergy also operates a growing supply logistics and transportation business. Today Inergy serves more than 80,000 retail customers from 36 customer service centers. Corporate news, unit prices and additional information about Inergy are available 24 hours a day, 7 days a week on the company's web site, www.InergyPropane.com.

         A conference call has been scheduled for Friday, December 21st at 10:00 a.m. CT to discuss the acquisition. The call-in number is 1-800-370-0740. Call-in will begin at 9:50 CT. A recording of the call will be available on Inergy's website for one week following the call.

         This news release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Forward looking statements include, but are not limited to, those referring to the expected transaction closing date, the immediately accretive nature of the transaction and the effect of the transaction on the company's relative size, market position, propane sales, customer size, service area and locations. Although Inergy believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. These and other risks and assumptions are described in Inergy's reports that are available from the United States Securities and Exchange Commission.

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